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                                                               Exhibit (d)(xxiv)

                   AMENDMENT TO SUB-ADVISORY AGREEMENT

        This amendment (the "Amendment") to the Sub-Advisory Agreement is made as of March 26, 2003 by and between Charles Schwab Investment Management, Inc. ("CSIM") and Royce & Associates, LLC (the "Sub-Adviser");

        WHEREAS, CSIM and the Sub-Adviser have entered into a Sub-Advisory Agreement dated February 14, 2002; and

        WHEREAS, CSIM and the Sub-Adviser desire to amend certain provisions of the Agreement to reflect amendments by the U.S. Securities and Exchange Commission (the "SEC") to Rules 10f-3, 12d3-1 and 17e-1 and adoption of new Rule 17a-10 under the Investment Company Act of 1940.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties agree as follows:

        Sub-section (a) of Section 2. "Duties of sub-adviser" is hereby deleted and replaced with the following:

        (a) Subject to supervision of the Company, the Board of Trustees ("Trustees") and CSIM (collectively, "Fund Parties"), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser's activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services, as Fund Parties may reasonably request.


        Except as expressly superseded or modified by this Amendment, the terms and provisions of the Sub-Advisory Agreement shall continue to apply with full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of date first above written.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

/s/ Stephen B. Ward
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By:     Stephen B. Ward
Title:  SVP & CIO


ROYCE & ASSOCIATES, LLC

/s/ John D. Diederich
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By:     John D. Diederich
Title:  Chief Operating Officer